File No. 333- _______

As filed with the Securities and Exchange Commission on April 24, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hines Global REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	26-3999995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard
Suite 5000
Houston, Texas 77056-6118
(888) 220-6121
(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Sherri W. Schugart
2800 Post Oak Boulevard
Suite 5000
Houston, Texas 77056-6118
(888) 220-6121
(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

With a copy to:

Judith D. Fryer, Esq.
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200

Approximate date of commencement of proposed sale to the public.  As soon as practicable after effectiveness of this registration statement.

If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:

If this Form is a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if smaller reporting company) ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, $0.001 par value per share	50,607,287	$9.88	$500,000,000	$64,400

(1)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The proposed maximum offering price per share will equal $9.88 unless subsequently adjusted by our board of directors.

PROSPECTUS
Hines Global REIT, Inc.
$500,000,000 in Shares of Common Stock
HINES GLOBAL REIT, INC. DISTRIBUTION REINVESTMENT PLAN

We were incorporated under the General Corporation Laws of the State of Maryland on December 10, 2008, to invest in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. We are sponsored by Hines Interests Limited Partnership, or Hines, a fully integrated global real estate investment and management firm that has acquired, developed, owned, operated and sold real estate for over 55 years. As of December 31, 2013, we owned interests in 38 real estate investments which contained, in the aggregate, 12.4 million square feet of leasable space. These investments consisted of 11 domestic office investments, 9 other domestic investments, 10 international office investments and 8 other international investments. We elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2009.
This prospectus relates to $500,000,000 in shares of common stock $0.001, par value per shares, of Hines Global REIT, Inc. registered for purchase under the Hines Global REIT, Inc. Distribution Reinvestment Plan, or the Plan.
The Plan provides our stockholders with a simple and convenient method of reinvesting cash distributions and purchasing shares of our common stock. Some of the significant features of the Plan are as follows:

•	Our current stockholders may purchase additional shares of common stock, if desired, by automatically reinvesting all of their cash distributions in shares of common stock under the Plan.

•
The purchase price for shares of common stock under the Plan is determined periodically by our board of directors and is currently $9.88 per share, which is equal to 95% of the offering price of primary shares in our most recent public offering. The purchase price may be adjusted from time to time, at the discretion of our board of directors, and may include adjustments to reflect the most recently announced estimated value per share. The purchase price may not reflect the value of our assets.

•	Stockholders may participate in the Plan by completing and executing an enrollment form. If you are already enrolled in the Plan, no action is required.

•
Stockholders may terminate participation in the Plan at any time without penalty by delivering written notice to us. Any such withdrawal from participation will be effective beginning with the first distribution paid more than 30 days following our receipt of written notice. In addition, we may terminate the Plan for any reason by providing 10 days’ notice to you.

•	Cash distributions are still taxable even though they will be reinvested in our shares of common stock pursuant to the Plan.

This investment involves a high degree of risk.  You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” on page 2 of this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in shares of our common stock.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2014.

i

SUITABILITY STANDARDS

The common shares we are offering are suitable only as a long-term investment for persons of adequate financial means. There currently is no public market for our common shares, and we currently do not intend to list our shares on a national securities exchange. Therefore, it will likely be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount. You should not buy these shares if you need to sell them immediately, will need to sell them quickly in the future or cannot bear the loss of your entire investment.

In consideration of these factors, we have established suitability standards for all persons who may purchase shares from us in this offering. These suitability standards require that a purchaser of shares have either:

•	a minimum annual gross income of at least $70,000 and a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $70,000; or

•	a minimum net worth (excluding the value of the purchaser’s home, home furnishings and automobiles) of at least $250,000.

Certain states have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.

Oregon—In addition to our suitability requirements, an investor must have a liquid net worth of at least 10 times such investor’s investment in our shares.

Ohio—In addition to our suitability requirements, an Ohio investor’s investment in us, our affiliates and in any other public, non-listed real estate programs may not exceed ten percent (10%) of his, her or its liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

For purposes of determining suitability of an investor, net worth in all cases shall be calculated excluding the value of an investor’s home, furnishings and automobiles.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan, or pension or profit-sharing plan), these suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares if the donor or grantor is the fiduciary. In the case of gifts to minors, the suitability standards must be met by the custodian account or by the donor. These suitability standards are intended to help ensure that, given the long-term nature of an investment in our common shares, our investment objectives and the relative illiquidity of our shares, our shares are an appropriate investment for those of you desiring to become stockholders. Our sponsor and each person selling our shares must make every reasonable effort to determine that the purchase of common shares is a suitable and appropriate investment for each stockholder based on information provided by the stockholder in the subscription agreement or otherwise. Our sponsor or each person selling our shares is required to maintain records of the information used to determine that an investment in common shares is suitable and appropriate for each stockholder for a period of six years.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information inconsistent with that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where such offers and sales are permitted.

We request that you notify us or the reinvestment agent in the event that, at any time during your participation in the Plan, there is an inaccuracy of any representation under your subscription agreement or enrollment form or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that may cause you to fail to meet the suitability standards set forth in this prospectus.

ii

PROSPECTUS SUMMARY

Hines Global REIT, Inc.

Hines Global REIT, Inc. is a Maryland corporation sponsored by Hines, a fully integrated global real estate investment and management firm that has acquired, developed, owned, operated and sold real estate for over 50 years. We have invested primarily in a diversified portfolio of quality commercial real estate properties and other real estate investments throughout the United States and internationally. As of December 31, 2013, we owned interests in 38 real estate investments which contained, in the aggregate, 12.4 million square feet of leasable space. These investments consisted of 11 domestic office investments, 9 other domestic investments, 10 international office investments and 8 other international investments. We have elected to be taxed as a REIT for U.S. federal income tax purposes. We are structured as an umbrella partnership real estate investment trust, or UPREIT, and substantially all of our current and future business is and will be conducted through Hines Global REIT Properties, L.P., or the Operating Partnership. We refer to ourselves, the Operating Partnership and its wholly-owned subsidiaries as the “Company,” and the use of “we,” “our,” “us” or similar pronouns in this prospectus refers to Hines or the Company as required by the context in which such pronoun is used.

Our office is located at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. Our telephone number is 1-888-220-6121. Our web site is www.hinessecurities.com/hines-global-reit.

Terms of the Offering

We are offering up to $500,000,000 in shares of our common stock to our stockholders pursuant to the Plan at a price of $9.88 per share. We will offer shares pursuant to the Plan until we sell all $500,000,000 worth of shares in this offering, although our board of directors may determine to terminate this offering prior thereto. This offering must be registered or exempt from registration in every state or jurisdiction in which we offer or sell shares. If this offering is not exempt from registration in a particular state or jurisdiction, the required registration generally is effective for a period of one year. Therefore, we may have to stop offering and selling shares in any state or jurisdiction in which the registration is not renewed annually and the offering is not otherwise exempt from registration. In the event that we are not able to offer and sell shares in any particular state or jurisdiction, we will pay cash distributions to the residents of that state or jurisdiction until we are able to register, or obtain an exemption for, the offering.

Distribution Reinvestment Plan

The prospectus describes the Plan pursuant to which you may have the distributions you receive reinvested in shares of our common stock. Regardless of your participation in the Plan, you will be taxed on your distributions to the extent they constitute taxable income, and participation in the Plan would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability.

Use of Proceeds

The proceeds raised pursuant to the Plan will be used for general corporate purposes, which may include, but are not limited to, funding our share redemption program, paying fees and other expenses and repaying debt. We cannot predict with any certainty how much of the Plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of Plan shares that will be sold.

ABOUT THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on its cover page and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference. The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the Securities and Exchange Commission, or the SEC, or from us, as described below. This prospectus may only be used where it is legal to sell these securities.  An investment in our securities involves certain risks that should be carefully considered by prospective investors.  See “Risk Factors” below.

RISK FACTORS

Investing in our securities involves a high degree of risk. We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business in “Risk Factors” included in our most recent Annual Report on Form 10−K, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes (directly or by incorporation by reference) certain statements that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements relate to, without limitation, potential future acquisitions, the completion of projects in development, economic conditions that may impact our operations, our future leverage and financial position, our future capital expenditures, future distributions, other developments and trends in the commercial real estate industry and our business strategy. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.
The forward-looking statements included herein are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of the assumptions underlying the forward-looking statements could prove to be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. The risk exists that actual results will differ materially from the expectations expressed in this prospectus and this risk will increase with the passage of time. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks set forth in the documents referenced in the “Risk Factors” section, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

The following are some of the risks and uncertainties, which could cause actual results to differ materially from those presented in certain forward-looking statements:

•
We have a limited operating history and the prior performance of other Hines affiliated entities may not be a good measure of our future results; therefore, there is no assurance we will be able to achieve our investment objectives;

•	Competition for tenants and real estate investment opportunities, including competition with affiliates of Hines;

•
Our reliance on Hines Global REIT Advisors Limited Partnership, which we refer to as our Advisor, Hines and affiliates of Hines for our day-to-day operations and the selection of real estate investments, and our Advisor’s ability to attract and retain high-quality personnel who can provide service at a level acceptable to us;

•
Risks associated with conflicts of interest that result from our relationship with our Advisor and Hines, as well as conflicts of interest certain of our officers and directors face relating to the positions they hold with other entities;

•
The potential need to fund tenant improvements, lease-up costs or other capital expenditures, as well as increases in property operating expenses and costs of compliance with environmental matters or discovery of previously undetected environmentally hazardous or other undetected adverse conditions at our properties;

•	The availability and timing of distributions we may pay is uncertain and cannot be assured;

•
Our distributions have been paid using cash flows from financing activities, including proceeds from our public offerings, proceeds from debt financings and cash from the waiver of fees, and some or all of the distributions we pay in the future may be paid from similar sources or sources such as cash advances by our Advisor or cash resulting from a deferral of fees. When we pay distributions from certain sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced;

•	Risks associated with debt and our ability to secure financing;

•
Risks associated with adverse changes in general economic or local market conditions, including terrorist attacks and other acts of violence, which may affect the markets in which we and our tenants operate;

•	Catastrophic events, such as hurricanes, earthquakes, tornadoes and terrorist attacks; and our ability to secure adequate insurance at reasonable and appropriate rates;

•	The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments;

•
Changes in governmental, tax, real estate and zoning laws and regulations and the related costs of compliance and increases in our administrative operating expenses, including expenses associated with operating as a public company;

•
International investment risks, including the burden of complying with a wide variety of foreign laws and the uncertainty of such laws, the tax treatment of transaction structures, political and economic instability, foreign currency fluctuations, and inflation and governmental measures to curb inflation may adversely affect our operations and our ability to make distributions;

•	The lack of liquidity associated with our assets; and

•	Our ability to continue to qualify as a REIT for federal income tax purposes.

You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus may increase with the passage of time. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks set forth in the documents referenced in the “Risk Factors” section, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. Each forward-looking statement speaks only as of the date of the particular statement, and we do not undertake to update any forward-looking statement.

TERMS AND CONDITIONS OF THE DISTRIBUTION REINVESTMENT PLAN

 Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to give our stockholders a convenient way to purchase additional shares of our common stock, by reinvesting all of their cash distributions in additional shares of our common stock.

Benefits and Disadvantages

2. What are the benefits and disadvantages of the Plan?

Benefits:
Before deciding whether to participate in the Plan, you should consider the following benefits of participation in the Plan:

•
You will realize the convenience of having all of your cash distributions automatically reinvested in additional shares of our common stock. Since the reinvestment agent will credit fractional shares of common stock to your account, you will receive full investment of your distributions.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your account, including purchases and latest balances.

•	We, not you, will pay all costs of administering the Plan.

Disadvantages:

Before deciding whether to participate in the Plan, you should consider the following disadvantages of participation in the Plan:

•
Your reinvestment of cash distributions will result in your being treated for federal income tax purposes as having received, on the distribution payment date, a distribution equal to the fair market value of our common stock that you received to the extent of our earnings and profits attributable to that distribution. The distribution may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due.

•
Because our common stock is not listed on a national securities exchange, the price for shares purchased under the Plan will not be determined by market conditions. This price may fluctuate based on the determination of our board of directors. These fluctuations may change the number of shares of our common stock that you receive. See Question 7 for a discussion of how the price for the shares is determined.

•	You may not pledge shares of common stock deposited in your account while you are participating in the Plan.

Administration

3. Who will administer the Plan?

Reinvestment agent.  DST Systems, Inc., or another entity we may designate, will serve as the reinvestment agent of the Plan. The reinvestment agent:

•	acts as your agent;

•	keeps records of all accounts;

•	sends your account statements to you; and

•	performs other duties relating to the Plan.

You should send all correspondence with the reinvestment agent to:

DST Systems, Inc.
333 W. 11th St.
Kansas City, MO 64105
1-816-435-1000

Transfer agent.  DST Systems, Inc., or another entity we may designate, will serve as the transfer agent of the Plan. If you decide to transfer ownership of all or part of the shares of common stock held in your account through gift, private sale or otherwise to a person/entity outside the Plan, you should send all correspondence to the address indicated above.

Successor reinvestment agent.  We may replace the reinvestment agent with a successor reinvestment agent at any time. The reinvestment agent may resign as reinvestment agent of the Plan at any time. In either such case, we will appoint a successor reinvestment agent, and we will notify you of such change.

Participation

4. Who is eligible to participate in the Plan?

The Plan is generally open to any stockholder who has received a copy of this prospectus, as supplemented to date, and has shares registered in his or her name. Stockholders who own shares not registered in their name (e.g., registered in the name of a bank or trustee holding shares of common stock on their behalf) should consult with the entity holding their shares to determine if it can enroll directly in the Plan. We request that you notify us or the reinvestment agent in the event that, at any time during your participation in the Plan, there is an inaccuracy of any representation under your subscription agreement or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards set forth in this prospectus.

Exclusion from Plan at Our Election.  Notwithstanding any other provision in the Plan, we reserve the right to prevent you from participating in the Plan for any reason.

Enrollment

5. How do I enroll in the Plan?

No action is required if you are already participating in the Plan. If you are not already participating in the Plan and you are eligible to participate in the Plan, you may request to join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

The Distribution Election Form.  To enroll and participate in the Plan, you must complete a Distribution Election Form and mail it to DST Systems, Inc. at the address set forth in Question 3. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Distribution Election Form. If you are eligible to participate in the Plan, you may sign and return the Distribution Election Form to participate in the Plan at any time.

Once we have accepted your application to enroll in the Plan, the reinvestment agent will automatically reinvest any cash distributions paid on all of your shares of common stock until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan or your participation. If you participate in the Plan, we will pay to the reinvestment agent distributions on all shares of common stock held in your account. The reinvestment agent will credit the common stock purchased with your reinvested distributions to your account.

If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed Distribution Election Form on your behalf.

6. When will my participation in the Plan begin?

If you are not already participating in the Plan and choose to enroll in the Plan, your participation in the Plan will begin with the next distribution payable after our receipt of and determination to accept your Distribution Election Form. Once you are enrolled in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

Purchases

7. How are shares purchased under the Plan?

Source of the Shares of Common Stock.  Initially, shares of common stock purchased on your behalf by the reinvestment agent under the Plan will come from our legally authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, the reinvestment agent may purchase shares of common stock in the open market or directly from us on your behalf through this registration statement.

Distribution Payment Dates.  We currently declare distributions to our stockholders as of daily record dates and aggregate and pay such distributions monthly. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future distributions. Neither we nor the reinvestment agent will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the reinvestment agent from buying shares of common stock or interfere with the timing of such purchases.

Price of Shares of Common Stock.  The price of shares of common stock purchased by the reinvestment agent under the Plan directly from us for distribution reinvestments will be determined by our board of directors and may change from time to time. As described below, our board of directors has determined that the current offering price for the Plan is $9.88 per share. Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the offering price per share under the Plan may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets.
The offering price per share for the Plan is equal to 95% of the most recent public offering price of our primary shares of $10.40, as determined by our board of directors in February 2014. Our board of directors determined the most recent public offering price of our primary shares in its sole discretion. The offering price is not a statement of our net asset value per share and was determined by our board of directors as further described below. The following is a summary of the methodology used by our board of directors and our Advisor, in determining the most recent public offering price of our primary shares.
We engaged Cushman & Wakefield, Inc., or Cushman, a division of which is an independent third party real estate advisory and consulting firm, to provide, or cause its subsidiaries to provide, appraised values of our domestic real estate property investments as of December 31, 2013. These appraisals were performed in accordance with Uniform Standards of Professional Appraisal Practice. Cushman has extensive experience in conducting appraisals and valuations on real properties and each of our appraisals was prepared by personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute, or MAI, designation.

Additionally, we engaged Knight Frank, LLP, or Knight Frank, an independent third party real estate advisory and consulting services firm, to provide appraised values of our international real estate investments as of December 31, 2013. These appraisals were performed in accordance with the professional standards as published by the Royal Institution of Chartered Surveyors, with the exception of our Australian real estate property investments, in which case the appraisals were performed in accordance with the Australian Property Institute and the International Valuation Standards.
We also engaged Jones Lang LaSalle, an independent third party real estate advisory and consulting services firm, to perform valuations of our debt obligations as of December 31, 2013.
In establishing the fixed offering price of $10.40 per share, in addition to using the appraised values of our real estate property investments and values of our debt obligations, our board of directors also included in its determination the values of other assets and liabilities such as cash, tenant and loan receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities, all of which were valued at cost. Our board of directors also took into consideration the costs and expenses associated with raising equity in connection with this offering and other fees and expenses related to making real estate investments. No liquidity discounts or discounts relating to the fact that we are externally managed were applied to the fixed offering price and no attempt was made to value Hines Global as an enterprise.
Additionally, we engaged Cushman to assess the reasonableness of our new estimated net asset value, or NAV, per share. In doing so, Cushman utilized their appraised values as described above, the appraised values provided by Knight Frank, the valuations of our debt obligations provided by Jones Lang LaSalle and information provided by management regarding balances of cash, tenant and loan receivables, accounts payable and accrued expenses, distributions payable and other assets and liabilities. Cushman concluded that our board of directors’ determination of the new estimated NAV per share was reasonable.
The aggregate appraised value of our real estate property investments was $4.0 billion, including amounts attributable to noncontrolling interests, which represents a 4.7% increase when compared to the previously determined appraised value of our assets (for assets that were acquired prior to 2013) and to the cost of our assets that were acquired during 2013.  The increase in the offering price from the appreciation of our real estate property investments was offset by the dilution of acquisition fees and expenses incurred from our real estate investments made since our last valuation.

	Effective March 4, 2014		Effective February 4, 2013
	Gross Amount (in millions)	Per Share	Gross Amount (in millions)	Per Share
Real estate property investments	$4,001	$16.04	$2,085	$14.01
Other assets	402	1.61	180	1.21
Liabilities	(2,123)	(8.51)	(919)	(6.18)
Noncontrolling interests	(61)	(0.24)	(40)	(0.26)
Estimated NAV	$2,219	$8.90	$1,306	$8.78
Shares outstanding	249		149
Costs of raising and investing capital		$1.50		$1.50
Offering price of primary shares		$10.40		$10.28
Offering price of distribution reinvestment plan shares (95% of offering price of primary shares)		$9.88		$9.77

The aggregate appraised value of our real estate property investments also represented a 9.5% increase compared to the net purchase price of the real estate property investments of $3.7 billion, excluding closing costs, transaction fees and additional capital investments since acquisition. The table below sets forth the calculation of our estimated NAV per share and offering price effective March 4, 2014 and our previous per share estimated NAV and offering price effective February 4, 2013:

Our board of directors determined the offering price effective March 4, 2014 by (i) utilizing the appraised values of our real estate property investments of $4.0 billion and adding our other assets comprised of our cash, tenant and other receivables, loans receivable and other assets of $402 million, (ii) subtracting the values of our debt obligations and other liabilities comprised of our accounts payable and accrued expenses, due to affiliates, distributions payable and other liabilities of $2.1 billion, as well as amounts related to noncontrolling interests of $61 million, and (iii) dividing the total by our pro forma common shares outstanding as of February 28, 2014 of 249 million, resulting in an estimated NAV per share of $8.90. Additionally, our board of directors considered the costs and expenses associated with raising equity in connection with this offering and other fees and expenses related to making real estate investments, resulting in the fixed offering price of $10.40, which is a $0.12 increase over our previous per share offering price of $10.28.
Other than with respect to the appraised values of our real estate property investments and values of our debt obligations, the values of the assets and liabilities described above were determined based on their cost as of December 31, 2013 and included certain pro forma adjustments primarily related to: (i) the issuance of additional shares of our common stock from January 1, 2014 through February 28, 2014, and (ii) pro forma adjustments to reflect acquisition fees and expenses expected to be incurred to invest the proceeds in (i) above. Other than those adjustments described above, we did not make additional adjustments related to the operations for the period from January 1, 2014 through February 28, 2014 because we did not believe they would have a material impact on our estimated NAV. Additionally, the calculation of the offering price excluded certain items on our unaudited consolidated balance sheet that were determined to have no future value or economic impact on the valuation. Examples include receivables related to straight-line rental revenue and costs incurred to put debt in place. Other items were excluded because they were already considered elsewhere in the valuation. Examples include intangible lease assets and liabilities related to our real estate property investments and costs incurred for capital expenditures that were included in the appraised values of our real estate property investments and the fair values of interest rate swaps and caps, as they were included in the valuation of our debt.
The appraised values provided by Cushman and Knight Frank described above were determined primarily by using methodologies that are commonly used in the commercial real estate industry. For our domestic real estate property investments, these methodologies included discounted cash flow analyses and reviews of current, historical and projected capitalization rates for properties comparable to those owned by us and assume a two-year holding period for multifamily development projects and a 10-12 year holding period for the remaining domestic real estate property investments. Additionally, the multifamily development project appraisals included assumptions regarding projected construction completion and stabilization. For our international real estate investments, these methodologies included cash flow analyses and going-in capitalization rates for properties comparable to those owned by us. The tables below summarize the key assumptions that were used in the valuations of our real estate property investments.

	Range	Weighted Average
Domestic Real Estate Property Investments
Office/Industrial/Mixed-use/Retail
Exit capitalization rate	6.00% - 8.00%	6.82%
Discount rate/internal rate of return	6.75% - 9.00%	7.57%
Multi-Family
Exit capitalization rate	5.00% - 5.50%	5.36%
Discount rate/internal rate of return	7.25% - 7.50%	7.38%
International Real Estate Property Investments
Office/Industrial/Mixed-use
Going-in capitalization rate	5.27% - 11.23%	7.47%

While our board of directors believes that the assumptions used in determining the appraised values of our real estate property investments are reasonable, a change in these assumptions would impact the calculation of such values. For example, assuming all other factors remained unchanged, an increase in the average discount rate of 25 basis points would yield a decrease in the appraised values of our domestic real estate property investments of 1.9%, while a decrease in the average discount rate of 25 basis points would yield an increase in the appraised values of our domestic real estate property investments of 1.9%. Likewise, an increase in the average exit capitalization rate of 25 basis points would yield a decrease in the appraised values of our domestic real estate property investments of 2.2%, while a decrease in the average exit capitalization rate of 25 basis points would yield an increase in the appraised values of our domestic real estate property investments of 2.3%. Additionally, an increase in the average going-in capitalization rate of 25 basis points would yield a decrease in the appraised values of our international real estate property investments of 3.4%, while a decrease in the average going-in capitalization rate of 25 basis points would yield an increase in the appraised values of our international real estate property investments of 3.7%.
As with any valuation methodology, the methodology used to determine the fixed offering price was based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive an offering price per share that could be significantly different from the offering price determined by our board of directors. The offering price determined by our board of directors is not intended to represent the fair value of our assets less liabilities in accordance with U.S. generally accepted accounting principles, and such offering price is not a representation, warranty or guarantee that (i) you would be able to realize an amount equal to the offering price per share if you attempt to sell your shares; (ii) you would ultimately realize distributions per share equal to the offering price per share upon our liquidation or sale; (iii) shares of our common stock would trade at the offering price per share on a national securities exchange; (iv) a third party would offer the offering price per share in an arm’s-length transaction to purchase all or substantially all of our shares of common stock; or (v) the methodologies used to determine the offering price would be acceptable to FINRA. Additionally, the fixed offering price is not a statement of our net asset value per share.
Further, the fixed offering price was calculated as of a moment in time, and, although the value of shares of our common stock will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, acquisitions or dispositions of assets, the distribution of proceeds from the sale of real estate to our stockholders and changes in corporate policies such as our distribution level relative to earnings, we do not undertake to update the fixed offering price on a regular basis. As a result, stockholders should not rely on the fixed offering price as an accurate measure of the then-current value of shares of our common stock in making a decision to buy or sell shares of our common stock, including whether to invest in this offering or reinvest distributions by participating in our distribution reinvestment plan. In addition, our board of directors may in its discretion from time to time change the offering price of shares of our common stock, and therefore the number of shares being offered in this offering, through one or more supplements or amendments to this prospectus or post-effective amendments to the registration statement of which this prospectus is a part. We cannot assure you that our offering price will increase or that it will not decrease during this offering or in connection with any future offering of shares of our common stock. Included among the circumstances under which our board of directors may determine to change the offering price are the commencement of a new follow-on offering, an event that results in significant changes to the value of our assets, the adoption of new rules by FINRA or other regulatory authorities or the receipt of a request from certain broker dealers that we reconsider the offering price. We expect that we will next disclose a new estimated NAV per share by March 31, 2015, but our board of directors may determine, in its sole discretion, to defer any such disclosure to a later date; provided such deferral is permitted under applicable rules and regulations in effect at that time.

Number of Shares to be Purchased.  The reinvestment agent will invest for you the total dollar amount equal to the cash distribution on all shares of common stock, including fractional shares, held in your account. Subject to restrictions contained in our charter on transfer and ownership of our common stock described in Question 8, there is no limit on the number of shares of common stock you may purchase through distribution reinvestment. The reinvestment agent will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price. The reinvestment agent will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.

8. Is there any limit on the amount of common stock I can purchase pursuant to the Plan?

In order for us to qualify as a REIT, no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code of 1986, as amended, or the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our common stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year that ended on December 31, 2009. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of our gross income for each calendar year must consist of rents from real property and income from other real property investments together with certain other passive items such as dividends and interest. The rents received by the Operating Partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist us in preserving our status as a REIT, among other purposes, our charter provides generally that (i) no person may beneficially or constructively own common shares in excess of 9.9% (in value or number of shares) of the outstanding common shares; (ii) no person may beneficially or constructively own shares in excess of 9.9% of the value of the total outstanding shares; (iii) no person may beneficially or constructively own shares that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in our shares being owned by fewer than 100 persons.
Our charter provides that if any of the restrictions on transfer or ownership described above are violated, the shares represented hereby will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. We will designate a trustee of the charitable trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of our capital stock in the same trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. The purported transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.9% ownership limit, the transfer is exempted by our board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT. In addition, our charter provides that we may redeem shares upon the terms and conditions specified by the board of directors in its sole discretion if our board of directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may immediately be void.

The trustee will transfer the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The transfer shall be made within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust. During this 20-day period, we will have the option of redeeming such shares of our capital stock. Upon any such transfer or purchase, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to our charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to our charter, such excess shall be paid to the charitable trustee upon demand.
Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to our charter, is required to immediately give us written notice of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The ownership limits do not apply to a person or persons which our board of directors has, in its sole discretion, determined to exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned and other information related to such ownership.

Certificates

9. Will I receive certificates for shares purchased?

Book-Entry.  Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the reinvestment agent purchases for your account under the Plan in your name. The reinvestment agent will credit such shares to your account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

Reports

10. How will I keep track of my investments?

Within 90 days after the end of each fiscal year, we will send you a detailed statement that will provide the following information with respect to your account:

•	total cash distributions received during the prior fiscal year, including the dates of the distributions;

•	total number of shares of common stock purchased (including fractional shares) and the dates of such purchases;

•	price paid per share of our common stock; and

•	total number of shares of common stock in your account.

In addition, we will provide you with an individualized quarterly report following each distribution payment, showing the number of shares owned prior to the current distribution, the amount of the current distribution and the number of shares owned after the current distribution.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan. If you are a beneficial owner of shares of common stock that are held in the name of your broker, then your broker will provide you with reports concerning your investment.

Withdrawal

11. How would I withdraw from participation in the Plan?

Withdrawal from the Plan.  You may withdraw from the Plan at any time, upon 10 days’ written notice, without penalty by delivering to us a written notice of such termination. In order to withdraw from the Plan, you must provide written notice instructing DST Systems, Inc. to terminate your account. If you are a beneficial owner of shares of common stock that are held in the name of your broker, bank or other nominee and you wish to have your broker, bank or other nominee withdraw from the Plan on your behalf, then such broker bank or other nominee must provide written instructions to DST Systems, Inc. to terminate your account. Any such withdrawal will be effective only with respect to distributions paid more than 30 days after we receive your written notice. After we terminate your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Plan.

Rejoining the Plan after Withdrawal.  After you withdraw from the Plan, you may again participate in the Plan at any time by filing a new Distribution Election  Form with the reinvestment agent.

Tax Considerations

12. What are some of the material U.S. federal income tax consequences for participants in the Plan?

We urge you to consult your tax advisor regarding the specific tax consequences to you in connection with your participation in the Plan, including without limitation, your tax basis and holding period for our common stock acquired under the Plan, the character, amount and tax treatment of any gain or loss realized on the disposition of common stock and potential changes in the applicable law. The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, does not purport to address all U.S. federal income tax consequences that may be material to a particular participant in the Plan, and is not legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, non-U.S. individuals and foreign corporations, U.S. expatriates, persons who mark-to-market our common stock, subchapter S corporations, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, regulated investment companies and REITs, trusts and estates, holders who receive our common stock through the exercise of employee stock options or otherwise as compensation,  persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, persons subject to the alternative minimum tax provisions of the Code, and persons holding our common stock through a partnership or similar pass-through entity. This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment. The statements in this section are based on the current federal income tax laws as of the date of this prospectus. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

As used herein, the term “U.S. stockholder” means a holder of our common stock that for United States federal income tax purposes is a citizen or resident of the United States, a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,  an estate whose income is subject to federal income taxation regardless of its source, or any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock and participate in the Plan, you should consult your tax advisor regarding the consequences of  participation in the Plan and the ownership and disposition of our common stock by the partnership.

For federal income tax purposes, if you elect to reinvest the cash dividends paid on our stock through the Plan, you will nevertheless be treated as if you received a distribution with respect to your shares, or a Deemed Distribution.  The following discussion of the U.S. federal tax treatment of distributions on our common stock also applies to Deemed Distributions you are treated as receiving through your participation in the Plan, and the following discussion of the U.S. federal tax treatment on the disposition of our common stock also applies to the disposition of common stock you receive from the Plan.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions, including Deemed Distributions, made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends, including Deemed Distributions, paid to a U.S. stockholder generally will not qualify for the favorable tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends, including Deemed Distributions, generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends, including Deemed Distributions, will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income in a particular year). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions, including Deemed Distributions, that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

With respect to distributions, including Deemed Distributions, that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates, currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses generally being carried back three years and forward five years.

The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is currently 20% for sales and exchanges of assets held for more than one year and the rate is 35% in the case of U.S. stockholders that are corporations. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends, interest and certain other investment income, including capital gains from the sale or other disposition of our common stock.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to stockholders, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution, including a Deemed Distribution, in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock, but not below zero. To the extent that the adjusted basis of the stock is reduced to zero, the remaining amount of the distribution, if any, will then be treated as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, provided that the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of a 4% excise tax that may be imposed on us if our annual distributions are less than prescribed percentages of our ordinary and capital gain income for the year. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us, including a Deemed Distribution, and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions, including a Deemed Distribution, from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Your tax basis in your common stock acquired under the Plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period in common stock acquired under the Plan generally begins on the day following the date on which the common stock is credited to your account.

13. What are the tax consequences of dispositions of shares acquired from the Plan?

When you withdraw shares from the Plan, you generally will not realize any taxable income. You may recognize a gain or loss upon your disposition of common stock you receive from the Plan. A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock received from the Plan as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis.  However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Department of the Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service, or IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

14. How could the Foreign Account Tax Compliance Act affect you?

The Foreign Account Tax Compliance Act (“FATCA”), provides that a 30% withholding tax will be imposed on certain payments (including distributions as well as gross proceeds from sales of stock giving rise to such distributions) made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity.
The IRS has released final regulations and other guidance generally providing that FATCA withholding will not apply with respect to payments of U.S. source fixed or determinable annual or periodic (“FDAP”) income, such as distributions, made prior to July 1, 2014, and that FATCA withholding on gross proceeds and on pass-through payments will not be imposed with respect to payments made prior to January 1, 2017. The United States Treasury is also in the process of signing intergovernmental agreements with other countries to implement the exchange of information required under FATCA. Investors participating in the Plan through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance.
15. How are backup withholding and information reporting provisions applied to you?

We or the reinvestment agent may be required to deduct “backup withholding” from dividends that we pay to any stockholders regardless of whether the dividends are reinvested pursuant to the Plan, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Plan.  Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds of sales of common stock held in your account.

Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 28%, unless the stockholder (i) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.  A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding. Brokers that are required to report the gross proceeds from a sale of shares of our common stock on Form 1099-B will also be required to report the customer’s adjusted basis in the shares and whether any gain or loss with respect to the shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in shares that are disposed of, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. You should consult with your own tax advisor regarding these reporting requirements and your election options.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Provisions

16. How can I vote my shares?

We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by designating your vote on the proxy card, by voting in accordance with other instructions or by voting such shares in person at the meeting of stockholders.

17. What are your and the reinvestment agent’s responsibilities?

We, the reinvestment agent and any of our agents, in administering the Plan, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (i) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (ii) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We, the reinvestment agent and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the reinvestment agent, we specifically disclaim any responsibility for any of the reinvestment agent’s actions or inactions in connection with the administration of the Plan. None of our directors, officers, or stockholders or agents of the reinvestment agent will have any personal liability under the Plan.

18. How will a stock split affect my account?

We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, the reinvestment agent will receive and credit to your account the applicable number of full shares and the value of any fractional shares.

19. Can I pledge my shares under the Plan?

You may not pledge any shares of common stock credited to your account while you are participating in the Plan. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must terminate your participation in the Plan. See Question 11.

20. How can I transfer my shares?

Generally, you may transfer ownership of all or part of the shares of common stock held in your account through gift, private sale or otherwise. If you wish to transfer ownership, you should contact the transfer agent by telephone as set forth in Question 3. The transfer agent will provide you with instructions on how to complete the transfer. Generally, a transfer of common shares will terminate the stockholder’s participation in the distribution reinvestment plan as of the first day of the month in which the transfer is effective.

21. Can the Plan be amended or terminated?

Our board of directors may by majority vote amend, suspend or terminate the Plan for any reason upon 10 days’ notice to all participants; provided, however, the board of directors may not amend the Plan to eliminate the right of a participant to terminate his or her participation in the Plan at least annually.

22. What happens if you terminate the Plan?

If we terminate the Plan, the reinvestment agent will send to each participant (i) a statement of account detailing the items listed in Question 10 and (ii) a check for the amount of any distributions in the participant’s account that have not been reinvested in shares.

23. Are there any risks associated with the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the reinvestment agent can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value or market price with respect to shares of common stock purchased under the Plan. Please see “Risk Factors.”

24. How will you interpret and regulate the Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the reinvestment agent.

25. What law governs the Plan?

The laws of the State of Maryland will govern the terms, conditions and operation of the Plan.

USE OF PROCEEDS

The proceeds raised pursuant to the Plan will be used for general corporate purposes, including, but not limited to, funding our share redemption program, paying fees and other expenses and repaying debt. We cannot predict with any certainty how much of the Plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of Plan shares that will be sold. The proceeds raised from the sale of shares to New York residents pursuant to the Plan will be held in trust for the benefit of investors and will be used only for the purposes set forth in this prospectus.

 We will use offering proceeds raised pursuant to the Plan to pay all issuer costs, including but not limited to actual expenses incurred in connection with the registration and offering of the Plan, such as legal, accounting, printing, state and federal filing fees, transfer/reinvestment agent fees and costs, postage, data processing fees and other offering-related expenses. We may pay issuer costs directly or we may reimburse our Advisor for any such costs incurred on our behalf; provided, that, we will not reimburse our Advisor to the extent issuer costs incurred by us or on our behalf in connection with the Plan exceed 15% of aggregate gross offering proceeds raised pursuant to the Plan. These offering proceeds are currently estimated to be approximately $238,400 (less than 1% of the maximum gross offering proceeds).

PLAN OF DISTRIBUTION

We are offering a maximum of $500,000,000 in shares of common stock to our stockholders through the Plan. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the Plan.

LEGAL MATTERS

Venable LLP has issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered pursuant to the Plan.

EXPERTS

    The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference into this prospectus the documents listed below, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on January 2, 2014, February 19, 2014, March 3, 2014, April 1, 2014, April 16, 2014 and April 22, 2014;

•
The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 30, 2010, including any amendment or reports filed for the purpose of updating such description; and

•
All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of the securities described in this prospectus, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus contained in the registration statement but not delivered with this prospectus upon written or oral request, at no cost to the requester. Requests for such reports or documents must be made to Hines Global REIT, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. Our telephone number is 1-888-220-6121. Such documents may also be accessed on our website at www.hinessecurities.com/hines-global-reit.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, or the Securities Act, that registers the distribution of the shares offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference into this prospectus, contains additional relevant information about us and the shares of common stock offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.

During this offering and for every fiscal year after the closing of this offering, we will make available to all investors our annual report on Form 10-K, which annual report shall contain our audited financial statements, including a balance sheet and the related statements of income and retained earnings and changes in financial position, accompanied by a report of an independent public accountant.

In addition, any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at www.sec.gov. We also maintain a web site at www.hinessecurities.com/hines-global-reit, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

Appendix A

HINES GLOBAL REIT, INC.
DISTRIBUTION REINVESTMENT PLAN
As of February 2, 2013
Hines Global REIT, Inc., a Maryland Corporation (the “Company”), has adopted the following Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Charter (the “Articles”) unless otherwise defined herein.
1. Distribution Reinvestment. As an agent for the stockholders (“Stockholders”) of the Company who purchase shares of the Company’s common stock (the “Shares”) pursuant to an offering by the Company (“Offering”), and who elect to participate in the DRP (the “Participants”), the Company will apply all cash distributions, other than Designated Special Distributions (as defined below), (“Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors.
2. Procedure for Participation. Any Stockholder who owns Shares and who has received a prospectus, as contained in the Company’s Registration Statement filed with the Commission, may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that Distributions are paid by the Company. We request that if, at any time prior to the listing of the Shares on a national securities exchange, a Participant does not meet the minimum income and net worth standards established for making an investment in the Company or can no longer make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.
Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below. If the DRP transaction involves Shares which are registered with the Securities and Exchange Commission (the “Commission”) in a future registration or the Board of Directors elects to change the purchase price to be paid for Shares issued pursuant to the DRP, the Company shall make available to all Participants the prospectus as contained in the Company’s registration statement filed with the Commission with respect to such future registration or provide public notification to all Participants of such change in the purchase price of Shares issued pursuant to the DRP. If, after a price change, a Participant does not desire to continue to participate in the DRP, he should exercise his right to terminate his participation pursuant to the provisions of Section 7 below.
3. Purchase of Shares. Participants will acquire DRP Shares from the Company at a price equal to 95% of the then-current offering price of shares in the Company’s primary offering. In the event that the Company is not engaged in a public offering of its primary shares, then the price at which distributions will be reinvested pursuant to the DRP will equal 95% of the offering price of primary shares in the Company’s most recently-completed public offering of primary shares, until such time at or after the completion of the public offering as the Board of Directors determines an estimate of the value of the Company’s common shares and the Company announces that it has established an estimated value per share of its common shares in a public filing with the Commission. Thereafter, the purchase price per share under the DRP will be the most recently disclosed estimated per share value, unless the Board of Directors, in its sole discretion, determines to change the price at which DRP Shares may be purchased. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to violate any provision in the Articles.

A-1

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which are being registered with the Commission in connection with the Offering, (b) Shares to be registered with the Commission after the Offering for use in the DRP (a “Future Registration”), or (c) Shares of the Company’s common stock purchased by the Company for the DRP in a secondary market (if available) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Company on the Secondary Market will have a price per share equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such shares are listed at the date of purchase if such shares are then listed. If Shares are not so listed, the Board of Directors of the Company will determine the price at which Shares will be issued under the DRP.
If the Company acquires Shares in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.
4. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only.
5. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide or cause to be provided to each Stockholder an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide or cause to be provided to each Participant a confirmation at least once every calendar quarter showing the number of Shares owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of Shares owned at the end of the covered period.
6. Commissions. The Company will not pay any selling commissions or Dealer Manager fees in connection with Shares sold pursuant to the DRP.
7. Termination by Participant. A Participant may terminate participation in the DRP at any time, upon 10 days’ written notice, without penalty by delivering to the Company a written notice of such termination. Any such withdrawal will be effective only with respect to distributions paid more than 30 days after receipt of such written notice. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Stockholder in cash.
8. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment in Shares pursuant to the terms of the DRP.
9. Amendment or Termination of DRP by the Company. The Board of Directors of the Company may by majority vote amend, suspend or terminate the DRP for any reason upon 10 days’ notice to the Participants; provided, however, the Board of Directors may not amend the DRP to eliminate the right of a Participant to terminate participation in the DRP at least annually.
10. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for Participant’s account.

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PART II   - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following is a statement of expenses that were estimated at the commencement of the offering to be incurred by us in connection with the issuance and distribution of the securities being registered pursuant to this registration statement. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$64,400
Blue Sky Fees and Expenses	$39,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Printing and engraving expenses	$10,000
Miscellaneous fees and expenses	$25,000
Total	$238,400

Item 15.  Indemnification of Directors and Officers.

The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of: (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

Subject to the conditions set forth in this Item, our charter provides that no director or officer of Hines Global will be liable to Hines Global or its stockholders for money damages and that Hines Global shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay, advance or reimburse the reasonable expenses of any director or officer of Hines Global against any and all losses or liabilities reasonably incurred by any such person in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacities. Under our charter, we shall not indemnify a director, an advisor or an affiliate of the advisor, each of which we refer to as an Indemnified Party, for any liability or loss suffered by such Indemnified Party, nor shall we provide that such Indemnified Party be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the Indemnified Party determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the Indemnified Party was acting on behalf of or performing services for us; (iii) such liability or loss was not the result of negligence or misconduct by such Indemnified Party except in the event that the Indemnified Party is or was an independent director, such liability or loss was not the result of gross negligence or willful misconduct; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Notwithstanding the foregoing, we shall not indemnify any Indemnified Party or any person acting as a broker dealer, for any loss, liability or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws. Our charter provides that the advancement of our funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnified Party on behalf of us; (ii) the legal action is initiated by a third party who is not a stockholder of ours or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnified Party provides us with written affirmation of his good faith belief that he met the standard of conduct necessary for indemnification and undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which such Indemnified Party is found not to be entitled to indemnification.

Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under our charter or bylaws, or under resolutions of stockholders or directors, contract or otherwise. We intend to enter into separate indemnification agreements with each of our directors and officers. The indemnification agreements will require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law and our charter, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the charter and bylaws, as a contract, it cannot be unilaterally modified by the board of directors or by the stockholders to eliminate the rights it provides. We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability. Our charter provides that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or bylaws will apply to or affect, in any respect, any party's right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits.  The list of exhibits filed as part of this registration statement on Form S-3 is submitted in the Exhibit Index following the signature page.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 24, 2014.

HINES GLOBAL REIT, INC.

By:	/s/ Sherri W. Schugart
Sherri W. Schugart President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned Directors and officers of Hines Global REIT, Inc., a Maryland corporation, which is filing a registration statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints Ryan T. Sims and J. Shea Morgenroth, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey C. Hines	Chairman of the Board of Directors	April 24, 2014
Jeffrey C. Hines

/s/ Sherri W. Schugart	President and Chief Executive Officer	April 24, 2014
Sherri W. Schugart	(Principal Executive Officer)

/s/ Ryan T. Sims	Chief Financial Officer and Secretary	April 24, 2014
Ryan T. Sims	(Principal Financial Officer)

/s/ J. Shea Morgenroth	Chief Accounting Officer and Treasurer	April 24, 2014
J. Shea Morgenroth	(Principal Accounting Officer)

Signature	Title	Date
/s/ Charles M. Baughn	Director	April 24, 2014
Charles M. Baughn

/s/ Jack L. Farley	Director	April 24, 2014
Jack L. Farley

/s/ Colin P. Shepherd	Director	April 24, 2014
Colin P. Shepherd

/s/ Thomas L. Mitchell	Director	April 24, 2014
Thomas L. Mitchell

/s/ John S. Moody	Director	April 24, 2014
John S. Moody

/s/ Peter Shaper	Director	April 24, 2014
Peter Shaper

Exhibit Number	Description of Exhibit
3.1
Articles of Amendment and Restatement of Hines Global REIT, Inc. (filed as Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-156742), as amended and supplemented (the “First Registration Statement”) on August 3, 2009 and incorporated by reference herein)

3.2	Bylaws of Hines Global REIT, Inc. (filed as Exhibit 3.2 to Pre-Effective Amendment No. 1 to the First Registration Statement on March 18, 2009 and incorporated by reference herein)
4.1	Hines Global REIT, Inc. Distribution Reinvestment Plan (included as Appendix A to the Prospectus)*
5.1*	Opinion of Venable LLP, regarding the legality of the offered securities
23.1*	Consent of Deloitte and Touche LLP
23.2*	Consent of Venable LLP (contained in Exhibit 5.1 above)
24.1*	Power of Attorney (included on signature page hereto)
99.1*	Consent of Cushman & Wakefield, Inc.
99.2*	Consent of Knight Frank, LLP
99.3*	Consent of Jones Lang LaSalle

___________________________ *Filed herewith